Exhibit 99.1

For Immediate Release

AVERY DENNISON ANNOUNCES

FIRST QUARTER 2016 RESULTS

➢           1Q16 Reported EPS of $0.98

➢           Adjusted EPS (non-GAAP) of $0.94

➢           1Q16 Net sales declined approx. 3 percent to $1.49 billion

➢           Sales increased approx. 4 percent on organic basis

➢           Repurchased 1.5 million shares (0.8 mil. net of dilution) and paid $33 million in dividends

➢           Increased midpoint of guidance range for FY16 Reported and Adjusted (non-GAAP) EPS by $0.08

GLENDALE, Calif., April 27, 2016 – Avery Dennison Corporation (NYSE:AVY) today announced preliminary, unaudited results for its first quarter ended April 2, 2016. All non-GAAP financial measures referenced in this document are reconciled to GAAP in the attached tables. Unless otherwise indicated, comparisons are to the same period in the prior year.

“We’re off to a very good start to the year,” said Dean Scarborough, Avery Dennison chairman and CEO. “Both of our core businesses delivered solid organic sales growth and significant margin expansion, driving mid-teens growth in adjusted EPS, above our expectations for the quarter.

“Our consistently strong performance is testament to the strategic foundations we have laid, as well as the strength and depth of our leadership team. I am happy to say that the leadership transition we have had underway has been seamless, and I hand off my CEO duties to Mitch with complete confidence,” Scarborough added.

“I am really proud to have been a part of making Avery Dennison the leading company that it is today, and am as excited about the company’s future as I was when I joined more than thirty years ago,” said Scarborough.

“I look forward to working with our board and leadership team to continue building on our solid foundation,” said Mitch Butier, Avery Dennison president and chief operating officer. “We have excellent prospects for profitable growth, exemplified by our strong results in the first quarter.

“PSM’s solid earnings growth reflected a return to high single-digit organic growth in emerging markets, alongside outstanding productivity gains globally,” Butier added. “RBIS grew through continued momentum in radio-frequency identification products. While we have not yet met our objective to accelerate growth in core product sales, the team is executing well against its aggressive margin improvement plans for the year.

“We have raised our outlook for full-year adjusted earnings per share, reflecting some relief from currency translation headwinds, combined with strong operating performance in the first quarter,” said Butier. “We continue to remain confident that the consistent execution of our strategies will enable us to meet our long-term goals for superior value creation through a balance of profitable growth and capital discipline.”

For more details on the company’s results, see the summary table accompanying this news release, as well as the supplemental presentation materials, “First Quarter 2016 Financial Review and Analysis,” posted on the company’s website at www.investors.averydennison.com, and furnished to the SEC on Form 8-K.

First Quarter 2016 Results by Segment

All references to sales reflect comparisons on an organic basis, which exclude the estimated impact of currency translation, product line exits, and acquisitions and divestitures. Adjusted operating margin refers to income before interest expense and taxes, excluding restructuring charges and other items, as a percentage of sales.

Pressure-sensitive Materials (PSM)

•    PSM sales increased approximately 4 percent. Within the segment, sales in both Label and Packaging Materials and combined Graphics and Performance Tapes increased mid-single digits.

•    Operating margin improved 170 basis points to 12.7 percent as the benefit of productivity initiatives and increased volume more than offset higher employee-related costs. Adjusted operating margin improved 140 basis points.

Retail Branding and Information Solutions (RBIS)

•    RBIS sales increased approximately 4 percent.

•    Operating margin increased 200 basis points to 6.9 percent as the benefit of productivity initiatives and increased volume more than offset higher employee-related costs. Adjusted operating margin increased 140 basis points.

Other

Share Repurchases / Equity Dilution from Long-Term Incentives

The company repurchased 1.5 million shares in the first quarter of 2016 at an aggregate cost of $96 million. Net of dilution, the company reduced its share count by 0.8 million in the first quarter. The cost of repurchases, net of proceeds from stock option exercises, was $80 million.

Income Taxes

The first quarter effective tax rate was 27 percent. The adjusted tax rate for the first quarter was 34 percent, consistent with the anticipated full year tax rate in the low to mid-thirty percent range.

Cost Reduction Actions

In the first quarter, the company realized approximately $27 million in pre-tax savings from restructuring, net of transition costs, and incurred pre-tax restructuring charges of approximately $6 million, nearly all of which represented cash charges.

Pension Liability Settlement Charges

As part of a previously announced long-term strategy to reduce financial volatility associated with its frozen defined benefit pension plan for U.S. employees, the company offered eligible former employees the option to receive their benefits immediately as either a lump sum payment or an annuity, rather than waiting until they are retirement eligible under the terms of the plan. Satisfaction of this offer will be made out of existing plan assets during the second quarter of this year. No additional contributions to the plan are required to complete the offering.

This action settles approximately $70 million of the company’s existing pension liability. The company estimates that it will incur a one-time, non-cash charge of approximately $40 million, or approximately $0.30 per share, in the second quarter. This action is not expected to change required contributions to the pension plan over the next several years. The company does not anticipate making any contributions to the U.S. pension plan in 2016, and the amount of contributions to foreign plans is expected to be similar to recent years.

Outlook

In its supplemental presentation materials, “First Quarter 2016 Financial Review and Analysis,” the company provides a list of factors that it believes will contribute to its 2016 financial results. Based on the factors listed and other assumptions, the company now expects 2016 earnings per share of $3.25 to $3.40. Excluding an estimated $0.20 per share for restructuring charges and other items, and $0.30 per share for non-cash charges to settle certain U.S. pension obligations, the company now expects adjusted (non-GAAP) earnings per share of $3.75 to $3.90.

Note: Throughout this release and the supplemental presentation materials, amounts on a per share basis reflect fully diluted shares outstanding.

About Avery Dennison

Avery Dennison (NYSE:AVY) is a global leader in labeling and packaging materials and solutions. The company’s applications and technologies are an integral part of products used in every major market and industry. With operations in more than 50 countries and over 25,000 employees worldwide, Avery Dennison serves customers with insights and innovations that help make brands more inspiring and the world more intelligent. Headquartered in Glendale, California, the company reported sales of $6.0 billion in 2015.  Learn more at www.averydennison.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this document are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, and financial or other business targets, are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but not limited to risks and uncertainties relating to the following: fluctuations in demand affecting sales to customers; worldwide and local economic conditions; fluctuations in currency exchange rates and other risks associated with foreign operations, including in emerging markets; the financial condition and inventory strategies of customers; changes in customer preferences; fluctuations in cost and availability of raw materials; our ability to generate sustained productivity improvement; our ability to achieve and sustain targeted cost reductions; the impact of competitive products and pricing; loss of significant contracts or customers; collection of receivables from customers; selling prices; business mix shift; timely development and market acceptance of new products, including sustainable or sustainably-sourced products; investment in development activities and new production facilities; integration of acquisitions and completion of potential dispositions; amounts of future dividends and share repurchases; customer and supplier concentrations; successful implementation of new manufacturing technologies and installation of manufacturing equipment; disruptions in information technology systems, including cyber-attacks or other intrusions to network security; successful installation of new or upgraded information technology systems; data security breaches; volatility of financial markets; impairment of capitalized assets, including goodwill and other intangibles; credit risks; our ability to obtain adequate financing arrangements and maintain access to capital; fluctuations in interest and tax rates; changes in tax laws and regulations, and uncertainties associated with interpretations of such laws and regulations; outcome of tax audits; fluctuations in pension, insurance, and employee benefit costs; the impact of legal and regulatory proceedings, including with respect to environmental, health and safety; changes in governmental laws and regulations; protection and infringement of intellectual property; changes in political conditions; the impact of epidemiological events on the economy and our customers and suppliers; acts of war, terrorism, and natural disasters; and other factors.

We believe that the most significant risk factors that could affect our financial performance in the near-term include: (1) the impacts of economic conditions on underlying demand for our products and foreign currency fluctuations; (2) competitors’ actions, including pricing, expansion in key markets, and product offerings; and (3) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through selling price increases, without a significant loss of volume.

For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2015 Form 10-K, filed on February 24, 2016 with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document, and we undertake no obligation to update these statements to reflect subsequent events or circumstances, other than as may be required by law.

For more information and to listen to a live broadcast or an audio replay of the quarterly conference call with analysts, visit the Avery Dennison website at www.investors.averydennison.com

Contacts:

Media Relations:

Rob Six (626) 304-2361

rob.six@averydennison.com

Investor Relations:

Cynthia S. Guenther (626) 304-2204

investorcom@averydennison.com

First Quarter Financial Summary - Preliminary, unaudited
(in millions, except % and per share amounts)

	1Q	1Q	% Change vs. P/Y
	2016	2015	Reported	Organic (a)

Net sales, by segment:
Pressure-sensitive Materials	$1,092.0	$1,120.6	(3%)	4%
Retail Branding and Information Solutions	378.1	388.1	(3%)	4%
Vancive Medical Technologies	15.4	19.3	(20%)	(18%)
Total net sales	$1,485.5	$1,528.0	(3%)	4%

	As Reported (GAAP)					Adjusted Non-GAAP (b)

	1Q	1Q		% of Sales		1Q	1Q		% of Sales
	2016	2015 (c)	% Change	2016	2015 (c)	2016	2015 (d)	% Change	2016	2015 (d)
Operating income (loss) before interest and taxes, by segment:
Pressure-sensitive Materials	$138.5	$122.9		12.7%	11.0%	$140.6	$128.5		12.9%	11.5%
Retail Branding and Information Solutions	26.1	19.2		6.9%	4.9%	29.5	24.7		7.8%	6.4%
Vancive Medical Technologies	(0.9)	(2.1)		(5.8%)	(10.9%)	(0.8)	(1.0)		(5.2%)	(5.2%)
Corporate expense	(24.9)	(24.7)				(24.9)	(23.1)
Total operating income before interest and taxes / operating margins	$138.8	$115.3	20%	9.3%	7.5%	$144.4	$129.1	12%	9.7%	8.4%

Interest expense	$15.3	$15.3				$15.3	$15.3

Income before taxes	$123.5	$100.0	24%	8.3%	6.5%	$129.1	$113.8	13%	8.7%	7.4%

Provision for income taxes	$33.9	$28.1				$43.9	$38.7

Net income	$89.6	$71.9	25%	6.0%	4.7%	$85.2	$75.1	13%	5.7%	4.9%

Net income per common share, assuming dilution	$0.98	$0.78	26%			$0.94	$0.81	16%

						2016	2015

1Q Free Cash Flow (e)						$(37.2)	$(19.7)

(a)	Percentage change in sales excluding the estimated impact of currency translation, product line exits, acquisitions, and divestitures.
(b)	Excludes restructuring charges and other items (see accompanying schedules A-2 to A-4 for reconciliation to GAAP financial measures).
(c)	Certain prior period amounts have been revised to reflect the impact of adjustments made in the third quarter of 2015 to certain of the Company’s benefit plan balances.
(d)	Non-GAAP amounts have not been revised for the adjustments referenced in note (c) above since the impact was not material.
(e)

Free cash flow refers to cash flow from operations, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from sales (purchases) of investments. Free cash flow excludes uses of cash that do not directly or immediately support the underlying business, such as discretionary debt reductions, dividends, share repurchases, and certain effects of acquisitions and divestitures (e.g., cash flow from discontinued operations, taxes, and transaction costs). Prior year amount has been reduced due to a reclassification of certain liquid short-term bank drafts with maturities greater than 90 days to other current assets.

AVERY DENNISON CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	(UNAUDITED)

	Three Months Ended

	Apr. 02, 2016	Apr. 04, 2015	(1)

Net sales	$1,485.5	$1,528.0

Cost of products sold	1,062.9	1,098.0

Gross profit	422.6	430.0

Marketing, general & administrative expense	278.2	300.4

Interest expense	15.3	15.3

Other expense, net(2)	5.6	14.3

Income before taxes	123.5	100.0

Provision for income taxes	33.9	28.1

Net income	$89.6	$71.9

Per share amounts:

Net income per common share, assuming dilution	$0.98	$0.78

Weighted average number of common shares outstanding, assuming dilution	91.1	92.4

(1)          Certain prior period amounts have been revised to reflect the impact of adjustments made in the third quarter of 2015 to certain of the Company’s benefit plan balances.

(2)          “Other expense, net” for the first quarter of 2016 includes severance and related costs of $5.2 and asset impairment and lease cancellation charges of $.4.

“Other expense, net” for the first quarter of 2015 includes severance and related costs of $13.5, asset impairment charges of $.4, impairment charges on assets held for sale of $2, and transaction costs related to a product line divestiture of $.6, partially offset by gain on sale of asset of $1.7 and legal settlement of $.5.

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Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulations G and S-K

We report financial results in conformity with accounting principles generally accepted in the United States of America, or GAAP, and also communicate with investors using certain non-GAAP financial measures.  These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures.  These non-GAAP financial measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP.  Based upon feedback from investors and financial analysts, we believe that supplemental non-GAAP financial measures provide information that is useful to the assessment of our performance and operating trends, as well as liquidity.

Our non-GAAP financial measures exclude the impact of certain events, activities, or strategic decisions.  The accounting effects of these events, activities or decisions, which are included in the GAAP financial measures, may make it difficult to assess our underlying performance in a single period.  By excluding the accounting effects, both positive and negative, of certain items (e.g., restructuring charges, asset impairments, legal settlements, certain effects of strategic transactions and related costs, losses from debt extinguishments, losses from curtailment and settlement of pension obligations, gains or losses on sales of certain assets, and other items), we believe that we are providing meaningful supplemental information to facilitate an understanding of our core operating results and liquidity measures.  These non-GAAP financial measures are used internally to evaluate trends in our underlying performance, as well as to facilitate comparison to the results of competitors for a single period. While some of the items we exclude from GAAP financial measures recur, they tend to be disparate in amount, frequency, or timing.

We use the following non-GAAP financial measures in the accompanying news release and presentation:

Organic sales change refers to the increase or decrease in sales excluding the estimated impact of currency translation, product line exits, acquisitions and divestitures, and, where applicable, the extra week in the prior fiscal year.

Adjusted operating margin refers to income before interest expense and taxes, excluding restructuring charges and other items, as a percentage of sales.

Adjusted tax rate refers to the anticipated full-year GAAP tax rate adjusted for certain events.

Adjusted net income refers to reported net income adjusted for tax-effected restructuring charges and other items.

Adjusted EPS refers to reported net income per common share, assuming dilution, adjusted for tax-effected restructuring charges and other items.

Free cash flow refers to cash flow from operations, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from sales (purchases) of investments. Free cash flow excludes uses of cash that do not directly or immediately support the underlying business, such as discretionary debt reductions, dividends, share repurchases, and certain effects of acquisitions and divestitures (e.g., cash flow from discontinued operations, taxes, and transaction costs).

The reconciliations set forth below and in the accompanying presentation are provided in accordance with Regulations G and S-K and reconcile our non-GAAP financial measures with the most directly comparable GAAP financial measures.

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AVERY DENNISON CORPORATION

PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except % and per share amounts)

	(UNAUDITED)

	Three Months Ended

	Apr. 02, 2016	Apr. 04, 2015	(1)

Reconciliation of Operating Margins:

Net sales	$1,485.5	$1,528.0

Income before taxes	$123.5	$100.0

Income before taxes as a percentage of sales	8.3%	6.5%

Adjustment:

Interest expense	$15.3	$15.3

Operating income before interest expense and taxes	$138.8	$115.3

Operating Margins	9.3%	7.5%

As reported income before taxes	$123.5	$100.0

Adjustments(1)	N/A	(0.5)

Previously reported income before taxes	N/A	99.5

Adjustments:

Restructuring charges:

Severance and related costs	5.2	13.5

Asset impairment and lease cancellation charges	0.4	0.4

Other items(2)	---	0.4

Interest expense	15.3	15.3

Adjusted operating income before interest expense and taxes (non-GAAP)	$144.4	$129.1

Adjusted Operating Margins (non-GAAP)	9.7%	8.4%

Reconciliation of GAAP to Non-GAAP Net Income:

As reported net income	$89.6	$71.9

Adjustments(1)	N/A	(0.3)

Previously reported net income	N/A	71.6

Non-GAAP adjustments, net of tax:

Restructuring charges and other items(3)	(4.4)	3.5

Adjusted Non-GAAP Net Income	$85.2	$75.1

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(continued)

AVERY DENNISON CORPORATION

PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except % and per share amounts)

	(UNAUDITED)

	Three Months Ended

	Apr. 02, 2016	Apr. 04, 2015	(1)

Reconciliation of GAAP to Non-GAAP Net Income per Common Share:

As reported net income per common share, assuming dilution	$0.98	$0.78

Adjustments(1)	N/A	(0.01)

Previously reported net income per common share, assuming dilution	N/A	0.77

Non-GAAP adjustments per common share, net of tax:

Restructuring charges and other items(3)	(0.04)	0.04

Adjusted Non-GAAP Net Income per Common Share, assuming dilution	$0.94	$0.81

Weighted average number of common shares outstanding, assuming dilution	91.1	92.4

(1)	Certain prior period amounts have been revised to reflect the impact of adjustments made in the third quarter of 2015 to certain of the Company’s benefit plan balances.

(2)	Includes impairment charges on assets held for sale, transaction costs related to a product line divestiture, gain on sale of assets, and legal settlement.

(3)	Reflects restructuring charges and other items, tax-effected at the adjusted tax rate.

	(UNAUDITED)

	Three Months Ended

	Apr. 02, 2016	Apr. 04, 2015 (1)

Reconciliation of GAAP to Non-GAAP Free Cash Flow:

Net cash (used in) provided by operating activities(1)	$(6.3)	$4.6

Purchases of property, plant and equipment	(25.2)	(25.3)

Purchases of software and other deferred charges	(2.0)	(1.4)

Proceeds from sales of property, plant and equipment	0.1	2.8

Purchases of investments, net	(3.8)	(0.4)

Free Cash Flow	$(37.2)	$(19.7)

(1)	Prior year amounts have been reduced due to a reclassification of certain liquid short-term bank drafts with maturities greater than 90 days to other current assets.

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AVERY DENNISON CORPORATION

PRELIMINARY SUPPLEMENTARY INFORMATION

(In millions, except %)

(UNAUDITED)

	First Quarter Ended

	NET SALES		OPERATING INCOME			OPERATING MARGINS
	2016	2015	2016(1)	2015(2)		2016	2015

Pressure-sensitive Materials	$1,092.0	$1,120.6	$138.5	$122.9		12.7%	11.0%
Retail Branding and Information Solutions	378.1	388.1	26.1	19.2		6.9%	4.9%
Vancive Medical Technologies	15.4	19.3	(0.9)	(2.1)		(5.8%)	(10.9%)
Corporate Expense	N/A	N/A	(24.9)	(24.7	) (3)	N/A	N/A

TOTAL FROM OPERATIONS	$1,485.5	$1,528.0	$138.8	$115.3	(3)	9.3%	7.5%	(3)

(1) Operating income for the first quarter of 2016 includes severance and related costs of $5.2 and asset impairment and lease cancellation charges of $.4. Of the total $5.6, the Pressure-sensitive Materials segment recorded $2.1, the Retail Branding and Information Solutions segment recorded $3.4, and the Vancive Medical Technologies segment recorded $.1.

(2) Operating income for the first quarter of 2015 includes severance and related costs of $13.5, asset impairment charges of $.4, impairment charges on assets held for sale of $2, and transaction costs related to a product line divestiture of $.6, partially offset by gain on sale of asset of $1.7 and legal settlement of $.5. Of the total $14.3, the Pressure-sensitive Materials segment recorded $5.6, the Retail Branding and Information Solutions segment recorded $5.5, the Vancive Medical Technologies segment recorded $1.1, and Corporate recorded $2.1.

(3) Certain prior period amounts have been revised to reflect the impact of adjustments made in the third quarter of 2015 to certain of the Company’s benefit plan balances.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	First Quarter Ended
	OPERATING INCOME		OPERATING MARGINS

	2016	2015	2016	2015
Pressure-sensitive Materials
Operating income and margins, as reported	$138.5	$122.9	12.7%	11.0%
Adjustments:
Restructuring charges:
Severance and related costs	2.1	6.9	0.2%	0.6%
Asset impairment charges	---	0.4	---	---
Gain on sale of asset	---	(1.7)	---	(0.1%)
Adjusted operating income and margins (non-GAAP)	$140.6	$128.5	12.9%	11.5%

Retail Branding and Information Solutions
Operating income and margins, as reported	$26.1	$19.2	6.9%	4.9%
Adjustments:
Restructuring charges:
Severance and related costs	3.0	3.4	0.8%	0.9%
Asset impairment and lease cancellation charges	0.4	---	0.1%	---
Impairment charges on assets held for sale	---	2.0	---	0.5%
Transaction costs related to a product line divestiture	---	0.6	---	0.2%
Legal settlement	---	(0.5)	---	(0.1%)
Adjusted operating income and margins (non-GAAP)	$29.5	$24.7	7.8%	6.4%

Vancive Medical Technologies
Operating loss and margins, as reported	$(0.9)	$(2.1)	(5.8%)	(10.9%)
Adjustments:
Restructuring charges:
Severance and related costs	0.1	1.1	0.6%	5.7%
Adjusted operating loss and margins (non-GAAP)	$(0.8)	$(1.0)	(5.2%)	(5.2%)

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AVERY DENNISON CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	(UNAUDITED)

ASSETS	Apr. 02, 2016	Apr. 04, 2015

Current assets:
Cash and cash equivalents	$169.6	$189.0
Trade accounts receivable, net	1,019.1	988.0
Inventories, net	519.5	508.9
Assets held for sale	2.5	17.7
Other current assets	176.7	260.5

Total current assets	1,887.4	1,964.1

Property, plant and equipment, net	847.9	831.2
Goodwill	695.1	697.0
Other intangibles resulting from business acquisitions, net	41.3	60.9
Non-current deferred income taxes	381.8	306.6
Other assets	395.9	448.6

	$4,249.4	$4,308.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current portion of long-term debt and capital leases	$264.9	$265.7
Accounts payable	836.9	825.1
Liabilities held for sale	---	17.8
Other current liabilities	492.4	493.4

Total current liabilities	1,594.2	1,602.0

Long-term debt and capital leases	963.3	940.3
Other long-term liabilities	723.6	759.5
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	828.7	810.4
Retained earnings	2,329.7	2,155.1
Treasury stock at cost	(1,653.0)	(1,470.2)
Accumulated other comprehensive loss	(661.2)	(612.8)

Total shareholders’ equity	968.3	1,006.6

	$4,249.4	$4,308.4

Certain prior period amounts have been revised to reflect the impact of certain adjustments and to correct the timing of previously recorded out-of-period adjustments.

In the fourth quarter of 2015, we elected to adopt the provisions of Accounting Standards Update (ASU) 2015-03, Simplifying the Presentation of Debt Issuance Costs, earlier than required. This ASU requires that debt issuance costs related to a recognized debt liability be classified as a direct deduction from the carrying amount of that debt liability instead of being recorded separately in other assets. The new guidance was applied on a retrospective basis and prior period amounts have been reclassified to conform to the current year presentation.

In the fourth quarter of 2015, we also elected to adopt the provisions of ASU 2015-17, Balance Sheet Classification of Deferred Taxes, earlier than required. This ASU requires that all deferred tax assets and liabilities for each jurisdiction, along with any related valuation allowances, be classified as noncurrent on the balance sheet. As permitted by this ASU, prior periods have not been retrospectively adjusted.

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AVERY DENNISON CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	(UNAUDITED)

	Three Months Ended

	Apr. 02, 2016	Apr. 04, 2015
Operating Activities:
Net income	$89.6	$71.9
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	29.0	33.2
Amortization	15.3	16.1
Provision for doubtful accounts and sales returns	11.2	14.8
Net losses from asset impairments and sales/disposals of assets	0.6	1.1
Stock-based compensation	7.5	7.4
Other non-cash expense and loss	12.8	13.6
Changes in assets and liabilities and other adjustments	(172.3)	(153.5)
Net cash (used in) provided by operating activities	(6.3)	4.6
Investing Activities:
Purchases of property, plant and equipment	(25.2)	(25.3)
Purchases of software and other deferred charges	(2.0)	(1.4)
Proceeds from sales of property, plant and equipment	0.1	2.8
Purchases of investments, net	(3.8)	(0.4)
Net cash used in investing activities	(30.9)	(24.3)
Financing Activities:
Net increase in borrowings (maturities of 90 days or less)	169.4	64.2
Payments of debt (maturities longer than 90 days)	(0.5)	(0.2)
Dividends paid	(33.0)	(31.8)
Share repurchases	(95.6)	(33.8)
Proceeds from exercises of stock options, net	16.0	16.0
Other	(9.2)	(8.4)
Net cash provided by financing activities	47.1	6.0
Effect of foreign currency translation on cash balances	0.9	(4.5)
Increase (decrease) in cash and cash equivalents	10.8	(18.2)
Cash and cash equivalents, beginning of year	158.8	207.2
Cash and cash equivalents, end of period	$169.6	$189.0

Certain prior period amounts have been revised to reflect the impact of certain adjustments and to correct the timing of previously recorded out-of-period adjustments.

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